Exhibit 99.1

G&K Services Reports Fiscal 2011 Second Quarter Results

Company Rental Organic Growth Rate Continues to Improve;
Adjusted Earnings Per Diluted Share Increases 32 Percent

MINNEAPOLIS--(BUSINESS WIRE)--February 1, 2011--G&K Services, Inc. (NASDAQ: GKSR) today reported second quarter fiscal 2011 revenue of $204.1 million, which compares to revenue of $206.4 million in the prior-year period. This lower level of revenue resulted from divestiture activities during the past year, partially offset by the impact of a previously disclosed fiscal 2010 fourth quarter accounting change related to certain in-service merchandise items, a stronger Canadian dollar and higher direct sale volume.

The company reported second quarter net earnings of $0.47 per diluted share. This compares to prior-year period earnings of $0.39 per diluted share. The company’s current year second quarter included income of $0.06 per diluted share related to the accounting change. The prior-year period included gains from divestiture activity and asset sales, which totaled approximately $0.08 per diluted share. Current year adjusted earnings of $0.41 per diluted share increased 32 percent compared to adjusted earnings of $0.31 per diluted share in the prior-year period. The increase in earnings was primarily due to stronger operating performance, leading to lower merchandise expense, production efficiencies, reduced selling and administrative expenses and increased earnings from specific location profit improvement actions, partially offset by increased energy costs and a higher effective tax rate. In addition, earnings benefited from reduced interest expense on lower overall borrowings.

“Our focus on customer satisfaction, better execution, increasing cost management and addressing underperforming locations continues to deliver improved top and bottom-line results,” said Douglas A. Milroy, G&K’s chief executive officer. “For the quarter, we again drove increased customer retention and sales productivity, which helped fuel a significant improvement in our rental organic growth rate. This improvement, along with lower costs and increased location profitability, are all contributing to our expanding operating margins.”

Income Statement Review
Second quarter revenue from rental operations was $187.1 million, compared to $191.3 million in the prior-year period. The company’s rental organic growth rate was negative 1.0 percent, compared to negative 14.0 percent in the prior-year period. The improvement in the rental organic growth rate was driven primarily by improved customer retention, customer employment levels and increased new account sales. The organic growth rate is calculated using revenue, adjusted for foreign currency exchange rate differences, acquisitions, divestitures, and the accounting change. Second quarter revenue from direct sales was $17.0 million, an increase from $15.0 million in the prior-year period.

Second quarter operating margin was 8.1 percent, up from 6.9 percent in the prior-year period. The current year second quarter adjusted operating margin was 7.3 percent when excluding the impact of the accounting change. The prior-year period adjusted operating margin was 5.9 percent, when excluding net gains from divestiture activity and asset sales. The 140 basis point expansion in adjusted operating margin resulted from reduced merchandise expense, lower production costs, reduced selling and administrative expenses and continued specific location profit improvement actions, partially offset by higher energy costs. In addition, the prior-year period included additional pension costs associated with a union decertification at one location.

Financial Strength
The company’s balance sheet remains strong. As of January 1, 2011, the company had total borrowings of $156.4 million and a debt to capitalization ratio of 24.1 percent. Total shareholders’ equity at the end of the second quarter was $492.6 million.

The company generated cash flow from operations, and reduced its debt, net of cash, by $42.2 million in the last 12 months. Cash provided by operating activities for the six months ended January 1, 2011 was $24.3 million, compared to $37.3 million in the prior-year period due to changes in working capital required to support the improvement in organic growth, partially offset by higher net income.

Outlook
The company continues to drive improved results through the execution of its game plan. Accordingly, the company is reiterating its revenue guidance and expects fiscal 2011 revenue to be in the range of $800.0 to $820.0 million. The company is revising upward its fiscal 2011 adjusted earnings guidance to be in the range of $1.50 to $1.65 per diluted share. This annual guidance anticipates a continued stabilization in economic conditions.

Conference Call Information
The company will host a conference call today at 10:00 a.m. (CT) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through March 1, 2011.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2010.

About G&K Services, Inc.
G&K Services, Inc. is a market leader in branded work apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services employs nearly 7,500 employees serving approximately 165,000 customers from over 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain costs that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended			Three Months Ended
	January 1, 2011			December 26, 2009
	Operating		Earnings Per	Operating		Earnings Per
(U.S. Dollars, in thousands, except per share data)	Income	Net Income	Share	Income	Net Income	Share
As Reported	$16,608	$8,664	$0.47	$14,278	$7,166	$0.39
Less: Divestitures of business assets	-	-	-	(2,043)	(1,551)	(0.08)
Less: Impact of change in accounting	(1,891)	(1,125)	(0.06)	-	-	-
As Adjusted	$14,717	$7,539	$0.41	$12,235	$5,615	$0.31

	Six Months Ended			Six Months Ended
	January 1, 2011			December 26, 2009
	Operating		Earnings Per	Operating		Earnings Per
(U.S. Dollars, in thousands, except per share data)	Income	Net Income	Share	Income	Net Income	Share
As Reported	$34,699	$17,643	$0.96	$24,124	$10,434	$0.57
Less: Divestitures of business assets	-	-	-	(2,043)	(1,551)	(0.08)
Add: Cost reduction activities and reserves for certain matters	-	-	-	1,082	668	0.04
Less: Impact of change in accounting	(5,929)	(3,699)	(0.20)	-	-	-
As Adjusted	$28,770	$13,944	$0.76	$23,163	$9,551	$0.53

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Six Months Ended
	January 1,	December 26,	January 1,	December 26,
(U.S. Dollars, in thousands, except per share data)	2011	2009	2011	2009

REVENUES
Rental operations	$187,089	$191,313	$373,459	$386,979
Direct sales	17,003	15,047	31,022	27,512
Total revenues	204,092	206,360	404,481	414,491

OPERATING EXPENSES
Cost of rental operations	127,456	134,438	252,459	272,868
Cost of direct sales	12,852	11,186	23,423	20,591
Selling and administrative	47,176	46,458	93,900	96,908
Total operating expenses	187,484	192,082	369,782	390,367
INCOME FROM OPERATIONS	16,608	14,278	34,699	24,124
Interest expense	2,406	3,689	5,053	7,400
INCOME BEFORE INCOME TAXES	14,202	10,589	29,646	16,724
Provision for income taxes	5,538	3,423	12,003	6,290
NET INCOME	$8,664	$7,166	$17,643	$10,434
Basic weighted average number
of shares outstanding	18,375	18,326	18,332	18,292
BASIC EARNINGS PER COMMON SHARE	$0.47	$0.39	$0.96	$0.57
Diluted weighted average number
of shares outstanding	18,478	18,341	18,416	18,322
DILUTED EARNINGS PER COMMON SHARE	$0.47	$0.39	$0.96	$0.57

Dividends per share	$0.095	$0.075	$0.190	$0.150

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	January 1,	July 3,
	2011	2010
(U.S. Dollars, in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$13,560	$8,774
Accounts receivable, net	88,858	82,754
Inventories, net	138,969	126,325
Other current assets	17,678	21,279
Total current assets	259,065	239,132

Property, Plant and Equipment, net	191,145	194,988
Goodwill	327,318	323,055
Other Assets	57,069	56,693
Total assets	$834,597	$813,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$30,346	$25,944
Accrued expenses	63,797	71,478
Deferred income taxes	3,808	3,557
Current maturities of long-term debt	902	1,023
Total current liabilities	98,853	102,002

Long-Term Debt, net of Current Maturities	155,514	160,398
Deferred Income Taxes	1,330	1,242
Accrued Income Taxes – Long Term	10,106	10,113
Other Noncurrent Liabilities	76,218	73,217
Stockholders' Equity	492,576	466,896
Total liabilities and stockholders’ equity	$834,597	$813,868

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Six Months Ended
	January 1,	December 26,
(U.S. Dollars, in thousands)	2011	2009
Operating Activities:
Net income	$17,643	$10,434
Adjustments to reconcile net income to net cash
provided by operating activities -
Depreciation and amortization	18,811	20,356
Other adjustments	2,838	(1,398)
Changes in current operating items	(9,826)	6,774
Other assets and liabilities	(5,215)	1,181
Net cash provided by operating activities	24,251	37,347
Investing Activities:
Property, plant and equipment additions, net	(10,776)	(6,728)
Divestitures of business assets, net	-	10,457
Net cash (used for) / provided by investing activities	(10,776)	3,729
Financing Activities:
Payments of long-term debt	(505)	(7,336)
Payments of revolving credit facilities, net	(4,500)	(31,067)
Cash dividends paid	(3,551)	(2,808)
Net issuance of common stock, primarily under stock option plans	96	-
Purchase of common stock	(335)	(373)
Net cash used for financing activities	(8,795)	(41,584)
Increase/(Decrease) in Cash and Cash Equivalents	4,680	(508)
Effect of Exchange Rates on Cash	106	163

Cash and Cash Equivalents:
Beginning of period	8,774	13,136
End of period	$13,560	$12,791

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Executive Vice President and Chief Financial Officer
or
Shayn R. Carlson, 952-912-5500
Director of Investor Relations